Exhibit 99.1

FOR IMMEDIATE RELEASE

SAIC MOVES CORPORATE HEADQUARTERS TO MCLEAN, VIRGINIA

Relocation Consolidates Corporate Operations Near

U.S. Federal Government Customers

(SAN DIEGO and McLEAN, Va.) September 24, 2009 – SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, announced today that it has relocated its corporate headquarters to the company’s facilities in McLean, Va., from San Diego.

“This move will formally relocate the corporate executive leadership team closer to our federal government customers enabling us to better respond quickly and efficiently to their critical needs, while maintaining a significant presence in San Diego,” said SAIC Chief Executive Officer Walt Havenstein. “Although our headquarters location has changed, our commitment to customer satisfaction and high ethical standards remains constant.”

SAIC’s McLean office complex is located at 1710 SAIC Drive. There are approximately 17,500 SAIC employees in the metropolitan Washington, D.C. area, representing the company’s largest concentration of staff. SAIC was recently ranked as the area’s fourth largest employer by The Washington Post.

“As one of the largest employers in Northern Virginia, SAIC already has a significant, positive impact on communities in the Commonwealth,” said Virginia Governor Timothy M. Kaine. “By expanding its investment in McLean, SAIC not only joins a growing list of FORTUNE 500® companies who call the Commonwealth home — it confirms Virginia’s status as the ‘Best State for Business in America.’”

The headquarters designation is effective immediately.

About SAIC

SAIC is a FORTUNE 500 scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. Headquartered in McLean, Va., the company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. SAIC had annual revenues of $10.1 billion for its fiscal year ended January 31, 2009. For more information, visit www.saic.com. SAIC: From Science to Solutions®

###

Statements in this announcement, other than historical data and information, constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements, or industry results to be very different from the results, performance, or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in SAIC’s Annual Report on Form 10-K for the period ended January 31, 2009, and other such filings that SAIC makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

Contact:	Melissa Koskovich	Laura Luke
	(703) 676-6762	(703) 676-6533
	melissa.l.koskovich@saic.com	laura.luke@saic.com